EXHIBIT 4.19

FIFTH SUPPLEMENTAL INDENTURE

DATED AS OF NOVEMBER 25, 2008

ALLIANT ENERGY RESOURCES, INC.,

Company,

ALLIANT ENERGY CORPORATION,

as Guarantor,

and

U.S. BANK NATIONAL ASSOCIATION,

Successor by Merger to

FIRSTAR BANK, N.A.,

as Trustee

Fifth Supplemental Indenture to the

Indenture

dated as of November 4, 1999

FIFTH SUPPLEMENTAL INDENTURE, dated as of November 25, 2008 (the "Fifth Supplemental Indenture"), among ALLIANT ENERGY RESOURCES, INC., a Wisconsin corporation (the "Company"), ALLIANT ENERGY CORPORATION, a Wisconsin corporation, as guarantor (the "Guarantor"), and U.S. BANK NATIONAL ASSOCIATION, successor by merger to FIRSTAR BANK, N.A., as Trustee (the "Trustee").

RECITALS OF THE COMPANY AND THE GUARANTOR

The Company and the Guarantor have heretofore executed and delivered to the Trustee an Indenture, dated as of November 4, 1999 (as supplemented by the First Supplemental Indenture dated as of November 4, 1999, the Second Supplemental Indenture dated as of February 1, 2000, the Third Supplemental Indenture dated as of November 15, 2001 and the Fourth Supplemental Indenture dated as of December 26, 2002, and as may be further supplemented and amended from time to time, the "Indenture"), providing for the issuance from time to time of the Company's unsecured unsubordinated debentures, notes or other evidences of indebtedness (the "Securities"), to be issued in one or more series as provided in the Indenture.

Section 2.18(a) of the Indenture provides that the Guarantor may by supplemental indenture assume all of the rights and obligations of the Company under the Indenture with respect to the Securities and under the Securities, and that in such case, the Company shall be released from its liabilities under the Indenture and under the Securities.

Section 5.05 of the Indenture provides that the Guarantor may by supplemental indenture assume all of the due and punctual payment of the principal of, any premium and interest on the Securities, and that in such case, the Company shall be released from its obligations and covenants with respect to such Securities.

The Company and the Guarantor desire to supplement and amend the Indenture to so provide that the Guarantor shall assume the obligations and covenants of the Securities under the Indenture and the Company (defined under the Indenture as Alliant Energy Resources, Inc., and any successor thereto) shall be released from any and all liabilities, obligations and covenants with respect to the securities.

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises thereof, it is mutually covenanted and agreed as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE 1.

AMENDMENTS

Section 1.01. Article 1 of the Indenture shall be amended by inserting in Section 1.01 the following new term with the following definition in the appropriate alphabetic position:

"Fifth Supplemental Indenture" means the Fifth Supplemental Indenture dated as of November 25, 2008 among the Company, the Guarantor and the Trustee.

ARTICLE 2.

ASSUMPTION AND RELEASE

Section 2.01. Effective as of 11:59 p.m. central time on November 25, 2008 and pursuant to Section 2.18(a) of the Indenture, the Guarantor hereby assumes all of the rights and obligations of the Company (as defined in the Indenture) under the Indenture with respect to the Securities and under the Securities.

Section 2.02. Effective as of 11:59 p.m. central time on November 25, 2008 and pursuant to Section 2.18(a) of the Indenture, Alliant Energy Resources, Inc. (and any successor thereto other than Alliant Energy Corporation) shall be released from its liabilities under the Indenture and under the Securities as obligor on the Securities.

Section 2.03. Effective as of 11:59 p.m. central time on November 25, 2008 and pursuant to Section 5.05 of the Indenture, the Guarantor hereby assumes the due and punctual payment of the principal, any premium and interest on all the Securities of and with respect to any and all series issued under the Indenture and the performance of every covenant of the Indenture on the part of the Company (as defined in the Indenture) to be performed or observed.

Section 2.04. Effective as of 11:59 p.m. central time on November 25, 2008 and pursuant to Section 5.05 of the Indenture, Alliant Energy Corporation shall succeed to, and be substituted for and may exercise every right and power of, the Company (as defined in the Indenture) under the Indenture with the same effect as if Alliant Energy Corporation had been named as the Company (as defined in the Indenture) in the Indenture and Alliant Energy Resources, Inc. (and any successor thereto other than Alliant Energy Corporation) shall be released from all obligations and covenants with respect to the Securities.

ARTICLE 3.

MISCELLANEOUS

Section 3.01. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

Section 3.02. Except as supplemented and amended hereby, the Indenture as supplemented and amended by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect, and this Fifth Supplemental Indenture and all its provisions shall be deemed a part thereof.

Section 3.03. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.04. If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with any other provision hereof or of the Indenture which provision is required to be included in the Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 3.05. THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN WITHOUT REGARD TO THE CONFLICTS OF LAWS AND RULES OF SAID STATE.

Section 3.06. This Fifth Supplemental Indenture has been simultaneously executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery by telecopier of an executed signature page hereto shall be effective as delivery of a manually executed counterpart hereof.

Section 3.07. This Fifth Supplemental Indenture shall be deemed to have been executed on the date of the acknowledgment thereof by the officer of the Trustee who signed it on behalf of the Trustee.

IN WITNESS WHEREOF, the Company, the Guarantor and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized and their respective corporate seals, duly attested, to be hereunto affixed, all as of the day and year first above written.

ATTEST:	ALLIANT ENERGY RESOURCES, INC.
By: __________________________ Name: Enrique Bacalao Title: Assistant Treasurer	By: __________________________ Name: Patricia L. Kampling Title: Vice President and Treasurer

ATTEST:	ALLIANT ENERGY CORPORATION As Guarantor and Successor Company
By: __________________________ Name: Enrique Bacalao Title: Assistant Treasurer	By: __________________________ Name: Patricia L. Kampling Title: Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, Successor by Merger to FIRSTAR BANK, N.A., as Trustee
By: __________________________ Name: Title: